Exhibit 4.4

BRITISH AMERICAN TOBACCO P.L.C.

RULES

of the

BRITISH AMERICAN TOBACCO

PERFORMANCE SHARE PLAN

Adopted pursuant to shareholders’ approval obtained on 16 April 2025

Herbert Smith Freehills LLP

HSF Ref: 30889176

British American Tobacco Performance Share Plan

British American Tobacco Performance Share Plan
RULES OF THE BRITISH AMERICAN TOBACCO P.L.C.
PERFORMANCE SHARE PLAN

1.	INTERPRETATION AND CONSTRUCTION

1.1	For the purposes of the Plan, the following terms shall have the meaning indicated below unless the context clearly indicates otherwise:

“Award” means one of a Conditional Award or an Option;

“Board” means the board of directors of the Company or a committee duly authorised by the board of directors (which, in respect of Awards granted to the executive directors and senior management of the Company, shall be the Remuneration Committee) or, following any Corporate Action, the Board or duly authorised committee as constituted immediately prior to the Corporate Act

“Claw-back” means a recovery of value by the Company from a Participant in accordance with the provisions of Rule 14 (Claw-back) and Appendix 1 (Operation of Claw-back);

“Company” means British American Tobacco p.l.c. (registered in England and Wales under No. 3407696);

“Conditional Award” means a right to receive a transfer of Shares following vesting of the Award;

“Control” has the meaning given by Section 995 of the Income Tax Act 2007;

“Corporate Action” means any of the events referred to in:

(A)	Rules 8.1 to 8.4 (but excluding a Reorganisation as defined in Rule 8.7); or

(B)	if the Board determines that Awards will vest pursuant to such Rule, Rule 8.5;

“Dealing Day” means any day on which the London Stock Exchange is open for trading;

“Dealing Restriction” means any restriction on the dealing in shares, whether direct or indirect, pursuant to any law, regulation, code or enactment in England and Wales and/or the jurisdiction in which the Participant is resident, or any share dealing code of the Company;

“Eligible Employee” means an employee (including an executive director) of any Group Company;

“Employees’ Share Scheme” has the meaning given by Section 1166 of the Companies Act 2006;

“Financial Year” means the financial year of the Company within the meaning of Section 390 of the Companies Act 2006;

“Grant Date” means the date on which a Conditional Award or Option is granted;

“Group” means the Company and any company which from time to time is a subsidiary of the Company, within the meaning of section 1159 of the Companies Act 2006 (each a “Group Company”);

“Holding Period” means the two year period prior to the Normal Vesting Date of an Award which the Board determines shall be subject to a Holding Period;

“Market Value” means, in relation to a Share on any day, the mid-closing price of a Share on such day (as derived from the Daily Official List of the London Stock Exchange);

“Normal Vesting Date” means:

(A)	subject to (B) and (C):

(i)	where the Board determines that an Award shall be subject to a Holding Period, the fifth anniversary of the Grant Date, or otherwise,

(ii)	the third anniversary of the Grant Date or any later date determined by the Board; or

British American Tobacco Performance Share Plan
(B)
in respect of an Award granted in connection with the recruitment or promotion of an Eligible Employee, any other date (which may be prior to the third anniversary of the Grant Date) as determined by the Board prior to the Grant Date; or

(C)
where the Board determines that the grant is being made in exceptional circumstances to an Eligible Employee that is not an executive director of the Company, such other date (which may be prior to the third anniversary of the Grant Date) as may be determined by the Board prior to the Grant Date;

“Option” means a right to acquire Shares, which may be exercised by the Participant following the vesting of the Award during any period permitted for exercise;

“Option Price” shall be nil, or such other amount as the Board may determine (provided that the Board may reduce or waive such amount at any time);

“Participant” means an Eligible Employee who has received an Award to the extent it has not been released and has not lapsed (or, following his death, his Personal Representatives);

“Performance Condition” means the performance condition to which an Award is subject, which may consist of one or more performance elements, being as set out in a Schedule to the Plan (as substituted or amended by the Board from time to time);

“Performance Period” means the period of three Financial Years beginning with the Financial Year in which the Grant Date falls, or such other period as is determined by the Board prior to the Grant Date in accordance with Rule 5;

“Personal Representatives” means, following his death, the Participant’s personal representatives, or a person fulfilling a similar function in any jurisdiction;

“Plan” means this British American Tobacco Performance Share Plan, as amended from time to time;

“Quarter Day” means 31 March, 30 June, 30 September or 31 December;

“Rule” means a rule of this Plan;

“Share” means a fully paid ordinary share in the capital of the Company;

“Treasury Shares” means Shares to which Sections 724 to 732 of the Companies Act 2006 apply;

“Trust” means any employee benefit trust from time to time established by the Company;

“U.S. Taxpayer” has the meaning given in Rule 3.11 (U.S. Taxpayers); and

“vesting” means:

(A)	Shares subject to a Conditional Award becoming due to be transferred to the Participant; or

(B)	an Option becoming exercisable,

(and “vest” shall be construed accordingly).

1.2	In this Plan unless the context requires otherwise:

1.2.1	the headings are inserted for convenience only and do not affect the interpretation of any Rule;

1.2.2	a reference to a statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(B)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(C)	to any subordinate legislation made under it;

1.2.3	words in the singular include the plural, and vice versa;

1.2.4	a reference to one gender shall be treated as a reference to any other gender;

British American Tobacco Performance Share Plan

1.2.5	a reference to a person shall include a reference to a body corporate; and

1.2.6	a reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

1.3	In this Plan:

1.3.1	a reference to the “transfer of Shares” (or similar) shall include both the issue and allotment of Shares and the transfer of Treasury Shares; and

1.3.2	a provision obliging, or permitting, any company to do any thing shall be read as obliging, or permitting, such company to do that thing, or procure that thing to be done; and

1.3.3	the use of the word “including” shall mean including without limitation and without prejudice to the generality of the foregoing.

2.	PLAN LIMITS

2.1
Pursuant to the Plan and subject to Rule 2.2, the Board may not grant a Conditional Award or Option if the number of Shares subject to such proposed Award (the “Relevant Shares”) would cause the limit in Rule 2.2 to be breached.

2.2	Rule 2.1 shall not apply in respect of a Conditional Award or Option granted on terms that it shall not be capable of being satisfied by the issue of Shares.

10 per cent limit: Employees’ Share Scheme

2.3	The number of Relevant Shares, when added to the aggregate of:

2.3.1
the number of Shares subject to outstanding options or awards granted within the previous 10 years under the Plan or any other Employees’ Share Scheme adopted by the Company which may be satisfied by the issue of Shares; and

2.3.2
the number of Shares actually issued within the previous 10 years under the Plan, under any other Employees’ Share Scheme or to a Trust (but excluding any of those Shares: that were used to satisfy an option or award granted more than 10 years previously, and without double counting any Shares which the Board has determined are to be used to satisfy options or awards counted under Rule 2.3.1 above), may not exceed such number as represents 10 per cent of the Company’s issued share capital immediately prior to such proposed grant or issue.

Treasury Shares

2.4
References in this Rule 2 to the issue of Shares shall include the transfer of Treasury Shares, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they should be so included.

3.	AWARDS

Eligibility

3.1	Awards may be granted to Eligible Employees selected by the Board.

Timing of grants

3.2	An Award may only be granted:

3.2.1	during the period of 42 days commencing on the date on which the Plan is approved shareholders of the Company in general meeting;

3.2.2	during the period of 42 days commencing on the Dealing Day immediately following the day on which the Company announces its results for the preceding financial year, half-year or other period;

British American Tobacco Performance Share Plan

3.2.3
in respect of an Award to be granted in respect of the recruitment or promotion of an Eligible Employee, as soon as reasonably practicable after the Eligible Employee commences holding office or employment with any Group Company or the promotion takes effect; and/or

3.2.4	at such time at which the Board determines that exceptional circumstances exist which justify the grant of the Award,

or, in any such case, if the grant of Awards during such period or at such time would be contrary to any Dealing Restriction, as soon as reasonably practicable after such restriction ceases to apply.

Individual limit

3.3
An Award may not be granted to an Eligible Employee where it would cause the aggregate Relevant Value of the Shares subject to such Award and any Award(s) granted to the Eligible Employee in the same Financial Year to exceed an amount equal to 600% of:

3.3.1
the gross annual basic salary of that Eligible Employee as at the first day of such Financial Year or, if later, the first day of the Eligible Employee’s employment with the Group during such Financial year; or

3.3.2	the gross revised salary of that Eligible Employee if that Eligible Employee is promoted during such Financial Year.

An Award granted in breach of this limit shall immediately lapse in respect of the number of Shares which cause this limit to be breached.  Awards which have been released or have lapsed, or which are granted in connection with the recruitment or promotion of an Eligible Employee in lieu of incentive awards granted by the individual’s former employer which are forfeited, and any right to receive Shares as a dividend equivalent, shall be ignored for this purpose.

In this Rule 3.3, the “Relevant Value” of a Share subject to an Award means (as determined by the Board): (i) the Market Value of a Share on the Dealing Day immediately preceding the Grant Date; or (ii) the average of the Market Values of a Share over the three Dealing Days preceding the Grant Date; or (iii) in respect of an Award granted under Rule 3.2.1, the Market Value of a Share determined for the purposes of grants to Eligible Employees in March 2025 under the Company’s 2016 Long Term Incentive Plan.

3.4
Where an Eligible Employee’s gross annual basic salary is denominated in a currency other than pounds sterling, for the purposes of Rule 3.3 above such gross annual basic salary shall be converted into pounds sterling on such basis as the Board may reasonably determine.

Method of grant

3.5	An Award shall be granted by the Board.

3.6	A Conditional Award or an Option shall be granted by deed.

3.7	No payment for the grant of an Award shall be made by the Participant.

3.8
A Participant may within 30 days of the Grant Date release an Award (in full but not in part) by written notice to the Company.  Where a Participant does not release an Award within such period, the Participant shall be deemed to have accepted the Award on the terms set out in the Rules. Alternatively, it may be a term of the grant of an Award that the Participant shall be required to accept the terms of the Award within such period following grant as may be determined by the Board and, where the Board specifies such period, the Award shall lapse at the end of such period (or at the end of any extension to such period as may be agreed by the Board) if the terms of the Award have not been accepted by the Participant.

Award notification

3.9	As soon as practicable following the Grant Date the Company shall notify a Participant of the grant of an Award. Such notification shall specify:

British American Tobacco Performance Share Plan
3.9.1	whether the Award takes the form of a Conditional Award or an Option;

3.9.2	the Grant Date;

3.9.3	the Normal Vesting Date;

3.9.4	the number of Shares in respect of which the Award is granted;

3.9.5	in relation to an Option, the Option Price (if any);

3.9.6	the full terms of the Performance Condition and the Performance Period;

3.9.7	if applicable, that the Award is subject to a Holding Period;

3.9.8	if applicable, that the dividend equivalent provisions of Rule 10 (Dividend equivalent) shall apply; and

3.9.9	that the Award is subject to the claw-back provisions of Rule 14 (Claw-back) and Appendix 1 (Operation of Claw-back).

Holding Period

3.10	An Award shall be subject to a Holding Period:

3.10.1
where the Award is granted to an Eligible Employee who, on the Grant Date, is an executive director of the Company (save where the Board determines otherwise in relation to an Award granted in connection with the recruitment of that Eligible Employee); or

3.10.2	otherwise, if the Board so determines prior to the Grant Date.

U.S. Taxpayers

3.11
The provisions of Appendix 2 (Awards Granted to U.S. Taxpayers) shall apply to a Conditional Award or an Option that is held by any Participant while the Participant is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (a “U.S. Taxpayer”). References to Code §409A are to §409A of the U.S. Internal Revenue Code of 1986, as amended, and shall include references to the regulations, notices and other guidance issued thereunder.

4.	AWARDS ARE NON-TRANSFERABLE

4.1
A Participant may not transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, any part of his interest in an Award.  An Award shall (unless the Board determines otherwise) lapse on the Participant doing so (whether voluntarily or involuntarily), being deprived of the beneficial ownership of an Award by operation of law, or becoming bankrupt.

4.2	Rule 4.1 does not restrict the transmission of an Award to the Participant’s Personal Representatives following his death.

5.	PERFORMANCE CONDITION

5.1	An Award shall be granted subject to the Performance Condition.

5.2	Subject to Rule 5.3, each element of the Performance Condition shall be assessed over a period of not less than three years, ending no later than the Normal Vesting Date.

5.3	An Award may be granted on terms that the Performance Condition shall be assessed over such shorter period as the Board may determine prior to the grant of the Award where the Award:

5.3.1	is granted in respect of the recruitment or promotion of an Eligible Employee; or

5.3.2	where the Board determines that the grant is being made in exceptional circumstances to an Eligible Employee that is not an executive director of the Company.

British American Tobacco Performance Share Plan
5.4
If events happen following the Grant Date which cause the Board to determine that any element of the Performance Condition is no longer a fair measure of the Company’s performance, the Board may alter the terms of such element as it determines to be appropriate but not so that the revised target is, in the opinion of the Board, materially less challenging than was intended in setting the original Performance Condition.

5.5	The Performance Condition may not be retested.

6.	VESTING

Normal vesting

6.1	An Award shall vest on the Normal Vesting Date.

Vesting subject to Dealing Restrictions

6.2	A Conditional Award shall not vest unless, and vesting shall be delayed until, the Board is satisfied that at that time:

6.2.1	such vesting;

6.2.2	the transfer of Shares to the Participant and the sale of Shares pursuant to Rule 12 (Tax Liability); and

6.2.3	any action needed to be taken by the Company to give effect to such vesting is not contrary to any Dealing Restriction.

Extent of vesting determined by the Performance Condition

6.3
The extent to which an Award shall be capable of vesting (if at all) shall be determined by reference to the Performance Condition.  At the end of the period over which the Performance Condition is assessed, the Award shall lapse to the extent that the Performance Condition is not met.

6.4
Where an Award vests (pursuant to Rule 6.7 (International Transfers), Rule 7 (Cessation of office or employment) or 8 (Corporate Actions)) prior to the end of the period over which any element of the Performance Condition is assessed, such element shall be assessed based on performance to the last Quarter Day prior to the date on which the Award vests using such information (not limited to published accounts) as the Board shall determine.

Effect of vesting

6.5	The effect of the vesting of an Award is that:

6.5.1
the Shares in respect of which a Conditional Award vests shall be transferred to the Participant as soon as is reasonably practicable (which may include transferring the Shares on more than one consecutive Dealing Day on such basis as the Board may determine); and

6.5.2	an Option shall, to the extent that it vests, become exercisable in accordance with Rule 9 (Options).

Disciplinary proceedings

6.6
Unless the Board determines otherwise, an Award shall not vest (and no dividend equivalent under the provisions of Rule 10 (Dividend equivalent) shall be paid, whether in cash or Shares) while a Participant is subject to an investigation process and/or formal disciplinary process (or similar), or where a Participant has been served with notice that such a process may be instigated without such notice having been rescinded, and vesting shall (subject to the Award lapsing to any extent prior to or as a result of the conclusion of such process pursuant to Rule 7 (Cessation of office or employment) or 14 (Claw-back)) be delayed until the conclusion of such process.

British American Tobacco Performance Share Plan
International transfers

6.7
Where a Participant, whilst continuing to hold an office or employment with a Group Company, is to be transferred to work in another country, and as a result the Board considers that following such transfer either he or a Group Company is likely to suffer a tax disadvantage in respect of an Award or, due to securities or exchange control laws, the Participant is likely to be restricted in his ability to receive Shares pursuant to an Award, to exercise an Option and/or to hold or deal in Shares, the Board may decide that an Award shall vest on such date as it may determine, in which case:

6.7.1
the proportion of the Award which may vest shall be limited (unless the Board determines otherwise) to a pro rata proportion on the basis of the number of months (rounded up to the nearest whole month) which have elapsed from the first day of the Performance Period to such vesting date, as compared to the number of whole months within the Performance Period.  Any remainder of the Award shall lapse; and

6.7.2	an Option may be exercised during such period as may be determined by the Board ending no later than the date on which the Participant’s transfer takes effect.

7.	CESSATION OF OFFICE OR EMPLOYMENT

Cessation where Awards lapse

7.1	An Award shall lapse:

7.1.1	on the Participant ceasing to hold office or employment with any Group Company; or

7.1.2	if the Participant gives or receives notice of such cessation, on such earlier date as may be determined by the Board,

save in each case where Rule 7.2, 7.3, 7.6 or 7.7 applies.

Reasons for cessation where Awards remain capable of vesting

7.2	An Award shall not lapse pursuant to Rule 7.1 where the reason for the cessation or notice is:

7.2.1	disability, ill-health or injury (as evidenced to the satisfaction of the Board);

7.2.2	the transfer of the Participant’s employment in connection with the disposal of a business or undertaking, or a part- business or part- undertaking;

7.2.3	the company with which the Participant holds office or employment ceasing to be a Group Company; or

7.2.4	any other reason, if the Board so determines,

provided that the Board shall not exercise its discretion under Rule 7.2.4 unless the Participant has entered into a settlement agreement (or equivalent document) acceptable to the Board in relation to the cessation of employment, which shall be entered into not later than the date on which the Participant ceases to hold office or employment with any Group Company (unless the Board determines, at its sole discretion, that the period for entering into such settlement agreement shall be extended).

Where the Board exercises its discretion under Rule 7.2.4 the Board may also impose additional conditions on the Award (including as to when the Award may vest).

This Rule 7.2 shall not apply to an Award which is subject to a Holding Period during such Holding Period and, instead, Rule 7.3 shall apply during the Holding Period.

British American Tobacco Performance Share Plan
Cessation during a Holding Period

7.3
An Award shall not lapse pursuant to Rule 7.1 during a Holding Period for any reason other than the Participant’s dismissal, or the Participant receiving notice of termination of office or employment, on the grounds of misconduct.

Cessation prior to the Normal Vesting Date

7.4	Where prior to the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company in circumstances where the Award does not lapse as provided for in Rule 7.2 or Rule 7.3:

7.4.1
an Award shall not vest at the date of such cessation, but shall continue to be capable of vesting (in which case an Option may be exercised during the period of six months, or such other period as may be determined by the Board, from such date on which the Award may vest, and shall lapse at the expiry of such period); or

7.4.2
the Board may determine that the Award (other than an Award subject to an Holding Period) shall instead vest on or at any time following the date of cessation (in which case an Option may be exercised during the period of six months, or such other period as may be determined by the Board, from such vesting date, and shall lapse at the expiry of such period).

For the avoidance of doubt, the Board may make the determination in Rule 7.4.2 on a standing basis (subject to revocation of such determination at any time) in respect of all Awards to be granted to a specified Eligible Employee or specified category of Eligible Employees.

7.5	Where prior to the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 7.2, unless the Board determines otherwise:

7.5.1	if the date of such cessation falls within the first six months of the Performance Period, the Award shall lapse in full on the date of such cessation; or

7.5.2
where Rule 7.5.1 does not apply, the proportion of the Award which may vest (under any Rule) shall be limited to a pro rata proportion on the basis of the number of months (rounded up to the nearest whole month) which have elapsed from the first day of the Performance Period to the date of cessation, as compared to the number of whole months within the Performance Period. Any remainder of the Award shall lapse.

Exercise period in the event of cessation on or after the Normal Vesting Date

7.6
Where on or after the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company for any reason other than the Participant’s dismissal, or the Participant receiving notice of termination of office or employment, on the grounds of misconduct, an Option shall not lapse until the expiry of the period of six months, or such other period as may be determined by the Board, from the date of cessation.

Death

7.7
An Award shall vest on the Participant’s death. An Option may be exercised (by the Participant’s Personal Representatives) during a period of one year from the date of the Participant’s death and shall lapse at the expiry of such period.  Where a Participant dies during an exercise period pursuant to either Rule 7.4 or 7.6 an Option shall not lapse as a result of such Rule until the expiry of the twelve month period in this Rule 7.7.

Cessation following a Corporate Action

7.8	Where a Participant ceases to hold office or employment with any Group Company following a Corporate Action within the relevant exercise period referred to in Rule 8 (Corporate

British American Tobacco Performance Share Plan
Actions), an Option shall not lapse pursuant to this Rule 7 until the expiry of the relevant exercise period in Rule 8 (Corporate Actions). This Rule 7.8 shall not apply where the cessation is by way of (or occurs where there are circumstances which the Board determines would have justified) dismissal or service of notice of termination of office or employment on the grounds of misconduct.

Meaning of cessation of office or employment

7.9
No provision of this Rule 7 shall apply in respect of any cessation of office or employment if immediately following the cessation the Participant holds an office or employment with any Group Company, or in respect of any notice of cessation if arrangements are in place that mean immediately following the notice becoming effective the Participant will hold an office or employment with any Group Company.

8.	CORPORATE ACTIONS

General offers

8.1	Awards shall vest:

8.1.1	upon a person obtaining Control of the Company as a result of making a general offer to acquire Shares;

8.1.2	upon a person, having obtained Control of the Company, making a general offer to acquire Shares; or

8.1.3
if a person makes a general offer to acquire Shares that would result in that person obtaining Control of the Company and the Board so determines, on the date which the Board determines to be the last practicable date prior to the date on which it expects such person to obtain Control of the Company, in each case being a general offer to acquire all of the Shares (other than Shares held by the person making the offer and any person connected to that person).

Options may be exercised during the period of six months from the date of any such event (but if not exercised, Options shall not lapse at the expiry of such period).

Compulsory acquisition

8.2	Awards shall vest upon a person becoming entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006.

Options may be exercised during a period of one month from the date on which that person first becomes so entitled, and shall lapse at the expiry of such period.

Scheme of compromise or arrangement

8.3	Awards shall vest upon a Court sanctioning a compromise or arrangement which, on becoming effective, would result in:

8.3.1	any person obtaining Control of the Company;

8.3.2	the undertaking, property and liabilities of the Company being transferred to another existing or new company; or

8.3.3	the undertaking, property and liabilities of the Company being divided among and transferred to two or more companies, whether existing or new.

Options may be exercised during a period of six months from the date of a Court sanctioning such a compromise or arrangement (or, if earlier, to the day prior to the date on which a transfer as described in Rule 8.3.2 or Rule 8.3.3 is to become effective), and shall lapse at the expiry of such period.

British American Tobacco Performance Share Plan
Voluntary winding-up

8.4	Awards shall vest in the event of a notice being given of a resolution for the voluntary winding-up of the Company.

Options may be exercised during a period of two months from the date of such a notice being given and shall lapse at the expiry of such period.

Demerger or special dividend

8.5
If the Board so determines, Awards may vest following the announcement of a demerger of a substantial part of the Group’s business, a special dividend or a similar event affecting the value of Shares to a material extent on such date specified by the Board. Where the Board makes such determination, Options may be exercised during a period of two months (or such other period as the Board may determine) from the date specified by the Board and, unless the Board determines otherwise, shall lapse at the expiry of such period.

Extent of vesting on a Corporate Action

8.6
Where an Award vests (and, in the case of an Option, is exercised) pursuant to any of Rules 8.1 to 8.5, the proportion of the Award which may vest shall be limited (unless the Board determines otherwise) to a pro rata proportion on the basis of the number of months (rounded up to the nearest whole month) which have elapsed from the first day of the Performance Period to the date of the Corporate Action, as compared to the number of whole months within the Performance Period.  Any remainder of the Award shall lapse.

Roll-over of Award on a Reorganisation or takeover

8.7
Unless the Board determines otherwise, an Award shall not vest pursuant to this Rule 8 if, as a result of any event that would otherwise be a Corporate Action, a company will obtain Control of the Company or will obtain substantially all of the assets of the Company (the “Acquiring Company”), and either:

8.7.1
the Acquiring Company will immediately following such event have (either directly or indirectly) substantially the same shareholders and approximate shareholdings as those of the Company prior to such event (a “Reorganisation”); or

8.7.2
the Board, with the agreement of the Acquiring Company, determines that the Award shall not vest as a result of such event and so notifies the Participant prior to the occurrence of the date on which the Award would otherwise vest.

In such case, the existing Option or Conditional Award (the “Old Award”) shall lapse on the occurrence of the relevant event, provided that the New Parent Company shall grant a replacement right to receive shares (the “New Award”) over such number of shares in the New Parent Company which are of equivalent value to the number of Shares in respect of which the Old Award was outstanding. The New Award shall be granted on the terms of the Plan, but as if the New Award had been granted at the same time as the Old Award and shall continue to be subject to the Performance Condition (but subject to Rule 5.4 (Performance Condition)).

For the purposes of this Rule 8.7:

8.7.3
the “New Parent Company” shall be the Acquiring Company, or, if different the company that is the ultimate parent company of the Acquiring Company within the meaning of section 1159 of the Companies Act 2006; and

8.7.4	the terms of the Plan shall following the date of the relevant event be construed as if:

(A)	the reference to “British American Tobacco p.l.c.” in the definition of “Company” in Rule 1 (Interpretation and construction) were a reference to the company which is the New Parent Company, and

British American Tobacco Performance Share Plan
(B)	save where the New Parent Company is listed, Rule 17.2 (Amendments) were omitted.

Compulsory winding-up

8.8	An Award shall lapse on the passing of an effective resolution, or the making of a Court order, for the compulsory winding-up of the Company.

Concert parties

8.9	For the purposes of this Rule 8, a person shall be deemed to have Control of the Company where he and any others acting in concert with him together have Control of the Company.

9.	OPTIONS

9.1
An Option may be exercised, in full or in any number of parts, by the delivery to the Company (or such other person nominated by the Company) of a valid notice of exercise in such form as the Board may prescribe together with payment of the Option Price for the Shares in respect of which the Option is exercised (if any).

9.2	An Option shall lapse on the tenth anniversary of the Grant Date (or such earlier date as the Board may determine prior to the Grant Date).

9.3
Any Shares in respect of which the Option is exercised shall be transferred to the Participant as soon as reasonably practicable (which may include transferring the Shares on more than one consecutive Dealing Days on such basis as the Board may determine).

9.4	An Option may not be exercised unless the Board is satisfied that at such time:

9.4.1	such exercise,

9.4.2	the transfer of Shares to the Participant and the sale of Shares pursuant to Rule 12; and

9.4.3	any action needed to be taken by the Company to give effect to such exercise,

is not contrary to any Dealing Restriction. Where the exercise, transfer or dealing in Shares is contrary to any Dealing Restriction on the last Dealing Day in any of the periods referred to in Rules 7.4, 7.6 or 7.7 (Rule 7 being in relation to cessation of office or employment) or Rules 8.1 to 8.3 or 8.5 (Rule 8 being in relation to Corporate Actions), such period shall be extended to the end of the first Dealing Day thereafter on which the Board is satisfied that the exercise, transfer and dealing in Shares is not contrary to any Dealing Restriction.

9.4.4	An Option shall lapse on the earliest date provided under any Rule (save only as expressly provided in Rules 7.7 (Death) and 7.8 (Cessation following a Corporate Action)).

9.5
The Board may determine that an Option shall be deemed to be exercised without any action from the Participant immediately before such option would otherwise lapse under any Rule, but shall not be under any duty or obligation to do so.

9.6
The Company shall be under no duty or obligation to inform a participant of any period in which the Option may not be exercised or the pending lapse of an Option (including where the Board does not make a determination under Rule 9.5).

10.	DIVIDEND EQUIVALENT

10.1
Where the Board determines that the provisions of this Rule 10 shall apply to an Award (other than an Award which is subject to a Holding Period), on or following the date on which such Award vests the Company may:

10.1.1
make a cash payment to the Participant equal to the amount of any dividends that the Participant would have received on the number of Shares in respect of which the Award vests had the Participant been the full legal and beneficial owner of such Shares during the period from the Grant Date to the date the Award vests; or

British American Tobacco Performance Share Plan
10.1.2	transfer to the Participant such number of additional Shares as have an aggregate Market Value on the date on which the Award vests equal to the amount determined in accordance with Rule 10.1.1.

10.2	Where the Board determines that the provisions of this Rule 10 shall apply to an Award which is subject to a Holding Period:

10.2.1	on or following the date on which the Holding Period of such Award commences, the Company may:

(A)
make a cash payment to the Participant equal to the amount of any dividends that the Participant would have received on the number of Shares in respect of which the Award is due to vest (after the application of the provisions of Rule 6.3 (Extent of vesting determined by the Performance Condition) had the Participant been the full legal and beneficial owner of such Shares during the period from the Grant Date to the date on which the Holding Period commences; or

(B)
transfer to the Participant such number of additional Shares as have an aggregate Market Value on the date on which the Holding Period commences equal to the amount determined in accordance with Rule 10.2.1(A); and

10.2.2	on or following each dividend payment date after the commencement of the Holding Period (in respect of which the dividend record date falls prior to the Normal Vesting Date), the Company may:

(A)
make a cash payment to the Participant equal to the amount of any dividends that the Participant would have received on the number of Shares in respect of which the Award has vested or is due to vest (after the application of the provisions of Rule 6.3 (Extent of vesting determined by the Performance Condition) had the Participant been the full legal and beneficial owner of such Shares at the relevant dividend record date; or

(B)
transfer to the Participant such number of additional Shares as have an aggregate Market Value on the date on which payment would have been made under Rule 10.2.2(A) equal to the amount determined in accordance with Rule 10.2.2(A).

10.3
Where Shares are transferred to the Participant under Rule 10.2, the Participant shall not transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, any of those Shares until the Normal Vesting Date of the Award save as provided under Rule 12 and/or in connection with a Corporate Action.

10.4	In order to give effect to the provisions of Rule 10.3, the Board may procure that such Shares shall be held on behalf of the Participant by a nominee to be appointed by the Company for such purpose.

10.5
Any cash payment under Rule 10.1 or Rule 10.2 may be made in a currency other than pounds sterling, in which case the amount of such payment shall be converted into such other currency on such basis as is determined by the Board.

11.	CASH ALTERNATIVE – OPTIONS AND CONDITIONAL AWARDS

11.1
This Rule 11 shall not apply in respect of any Award granted to a Participant resident in any jurisdiction where the grant of an Award which provides for a cash alternative would be unlawful, fall outside any applicable exemption under securities, exchange control or similar regulations, or would cause adverse tax or social security (or similar) contribution consequences for the Company or the Participant (in each case as determined by the Board) or where the Board determines prior to the Grant Date that this Rule 11 shall not apply.

11.2
The Board may determine prior to the Grant Date that a Conditional Award or Option shall only be satisfied in cash, in which case the Award shall not be a right to acquire Shares, and the vesting of the Conditional Award or exercise of the Option shall be satisfied in full by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

British American Tobacco Performance Share Plan
11.3
Where the Board has made no determination pursuant to Rule 11.1 or 11.2 in respect of any Conditional Award or Option, the Board may determine at any time prior to the transfer of Shares pursuant to such Award that the vesting of the Conditional Award or the exercise of the Option (or a part thereof) shall be satisfied by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

11.4
A “cash equivalent amount” shall be calculated as the number of Shares which would otherwise be transferred in respect of the relevant vesting or exercise but which are being substituted for the cash equivalent amount, multiplied by an amount equal to the relevant value less, in the case of an Option, the Option Price (if any), where the “relevant value” is the Market Value of a Share on the date on which the Award vests or, in the case of an Option, is exercised (or, in either case, where only a part of the Award is to be satisfied with payment of a cash equivalent amount, is the Market Value of a Share on the date on which Shares are transferred to the Participant pursuant to the Award)).

11.5	A cash equivalent amount shall be paid as soon as reasonably practicable following the relevant vesting or exercise.

11.6
A cash equivalent amount may be paid in a currency other than pounds sterling, in which case the cash equivalent amount shall be converted into such other currency on such basis as is determined by the Board.

12.	TAX LIABILITY

12.1	When any Tax Liability arises in respect of an Award, the Participant authorises any Group Company:

12.1.1
to retain and sell legal title to such number of the Shares which would otherwise have been transferred to the Participant on vesting or exercise of the Award, or any part thereof, (notwithstanding that beneficial title shall pass) as may be sold for aggregate proceeds equal to the Group Company’s estimate of the amount of the Tax Liability;

12.1.2	to deduct an amount equal to the Group Company’s estimate of the Tax Liability from any cash payment made under the Plan; and/or

12.1.3	where the amount realised under Rule 12.1.1 or deducted under Rule 12.1.2 is insufficient to cover the full amount of the Tax Liability, to deduct any further amount as is necessary through payroll, and in each case to apply such amount in paying the amount of the Tax Liability to the relevant revenue authority or in reimbursing the relevant Group Company for any such payment, provided that, where the amount realised under Rule 12.1.1 or deducted under Rule 12.1.2 is greater than the actual Tax Liability, the Group Company shall repay the excess to the Participant as soon as reasonably practicable.

The Group Company shall be entitled to make the estimates referred to in this Rule 12.1 on the basis of the highest rates of tax and/or social security applicable at the relevant time in the jurisdiction in which the Group Company is liable to account for the Tax Liability, notwithstanding that the Tax Liability may not arise at such rates.

12.2
“Tax Liability” shall mean any amount of tax and/or social security (or similar) contributions which any Group Company becomes liable to pay on behalf of the Participant to the revenue authorities in any jurisdiction, together with all or such proportion (if any) of employer’s social security contributions which would otherwise be payable by any Group Company as is determined to be recoverable from the Participant (to the extent permitted by law) by the Board, or which the Participant has agreed to pay or which are subject to recovery pursuant to an election to which paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 applies.

12.3	The Company shall be under no duty or obligation to minimise the tax consequences of an Award to the Participant.

British American Tobacco Performance Share Plan
13.	SHARE PLAN ACCOUNTS

13.1
Legal title to any Shares which are due to be transferred to the Participant pursuant to the Plan may be transferred to a person (the “Share Plan Account Provider”) appointed by the Company from time to time to hold legal title to such Shares on behalf of the Participant.

13.2
The Share Plan Account Provider shall receive and hold Shares on behalf of the Participant in accordance with such terms and conditions as are agreed by the Company from time to time, and by participating in the Plan the Participant irrevocably agrees to those terms and conditions (which shall be available to the Participant on request to the Company).

13.3
The transfer of any Shares to the Share Plan Account Provider shall satisfy any obligation of the Company under the Plan to transfer Shares to the Participant (and references in the Plan to Shares (or legal title thereof) having been transferred to the Participant shall be read accordingly).

13.4
The terms and conditions referred to in Rule 13.2 above may include terms that the Participant shall not be entitled to transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, some or all of the Shares if to do so would be in breach of the Participant’s obligations under the Company’s shareholding requirements as they apply to such Participant.

14.	CLAW-BACK

Claw-back events

14.1	The Board may at any time prior to the fifth anniversary of the Grant Date of an Award determine that a Claw-back shall apply in respect of the Award, if the Board determines that:

14.1.1
there has been a material misrepresentation in relation to the performance of any Group Company, relevant business unit and/or the Participant on the basis of which the extent to which the Award will be capable of vesting, or vested, was determined (which may include, but shall not be limited to: (i) a misstatement of the financial results and/or health of any Group Company; (ii) an erroneous calculation in relation to any Group Company’s results or other performance benchmark; (iii) errors in any Group Company’s financial statements; or (iv) discrepancies in the financial accounts, and, for the avoidance of doubt, notwithstanding that such misrepresentation may not arise from fraud or reckless behaviour); or

14.1.2	an erroneous calculation was made in assessing the extent to which the Award is to be capable of vesting, or vested,

and, in either case, the Award is capable of vesting, or vested, in respect of a greater number of Shares than would have been the case had there not been such a misrepresentation or had such error not been made; or

14.1.3
there has been a significant failure within any Group Company which has a material impact on the value of the Group (taken as a whole), including but not limited to circumstances where the Company or any other Group Company has entered into an involuntary administration or insolvency process or there has been a significant reduction in, or cessation of, the ability of any material Group Company (or group of Group Companies) to continue normal operations.

14.2	The Board may at any time (whether before or after vesting) determine that a Claw-back shall apply in respect of an Award where the Participant is found to have:

14.2.1
committed at any time prior to the vesting of the Award, including prior to grant, an act or omission which justifies, or in the opinion of the Board would have justified, dismissal or service of notice of termination of office or employment on the grounds of misconduct;

14.2.2	engaged in at any time prior to the vesting of the Award, including prior to grant:

(A)	reckless, negligent or wilful action or inaction; or

British American Tobacco Performance Share Plan
(B)	inappropriate behaviour or behaviour that is not aligned with any employee policy or handbook or Group values,

and in either case the Board determines that such circumstances have contributed to a material loss for any Group Company; or

14.2.3
contributed at any time prior to the vesting of the Award, including prior to grant, to circumstances which give rise to a sufficiently negative impact on the reputation of any Group Company or business unit (or would have if such circumstances had been made public).

Applying Claw-back

14.3	A Claw-back shall be applied in accordance with the provisions of Appendix 1 (Operation of Claw-back).

Lapse of Awards to give effect to claw-back of other awards

14.4
By participating in the Plan, the Participant acknowledges that the Board may lapse any Award to such extent as it determines to be necessary (including in full) in order to give effect to a claw-back under the terms of the Plan or any other Employees’ Share Scheme or bonus scheme operated from time to time by any Group Company.

No Claw-back following Corporate Action

14.5
No Claw-back shall be capable of being applied at any time following any Corporate Action, save where the determination that the Claw-back shall apply was made prior to such event (and, for the avoidance of doubt, a Corporate Action does not include a Reorganisation).

15.	VARIATION OF CAPITAL

15.1
In the event of any variation of the share capital of the Company, or in the event of the demerger of a substantial part of the Group’s business, a special dividend or similar event affecting the value of Shares to a material extent (which shall not include the payment of any ordinary dividend), the Board may make such adjustments to Conditional Awards and Options as it may determine to be appropriate.

15.2
For the avoidance of doubt Rule 15.1 shall not apply in respect of any Awards pursuant to which legal title to Shares has been transferred prior to the date of the relevant event (such that the recipient of such legal title shall participate in such event as a holder of Shares) including pursuant to the vesting of an Award under Rule 8.5 (Demerger or special dividend).

16.	ADMINISTRATION

16.1
Any notice or other communication under or in connection with this Plan may be given by the Company (or its agents) to a Participant personally, by email or by post.  Any notice or other communication under or in connection with this Plan given by a Participant shall be given to any agent appointed by the Company for such purposes by such means as may be communicated by such agent to the Participant from time to time.  Items sent by post shall be pre-paid and shall be deemed to have been received 48 hours after posting.  Items sent by email or by other electronic communication shall be deemed to have been received immediately.

16.2	A Participant shall not be entitled to:

16.2.1	receive copies of accounts or notices sent to holders of Shares;

16.2.2	exercise voting rights; or

16.2.3	receive dividends,

in respect of Shares subject to an Award legal title to which has not been transferred to the Participant.

British American Tobacco Performance Share Plan
16.3	Any discretion (including the power to make any determination) of the Board under or in connection with the Plan may be exercised by the Board in its absolute discretion.

16.4	Any exercise of discretion (including the making of any determination) by the Board under or in connection with the Plan shall be final and binding.

16.5
Any disputes regarding the interpretation of the Rules or the terms of any Award shall be determined by the Board (upon such advice as the Board determines to be necessary) and any decision in relation thereto shall be final and binding.

17.	AMENDMENTS

17.1	Subject to Rules 17.2 and 17.4, the Board may at any time add to or alter the Plan or any Award made thereunder in any respect.

17.2
Subject to Rule 17.3, no addition or alteration to the advantage of present or future Participants relating to eligibility, the limits on participation, the overall limits on the issue of Shares or the transfer of Treasury Shares, the basis for determining a Participant’s entitlement to, or the terms of, Shares or cash provided pursuant to the Plan and the provisions for adjustments on a variation of share capital shall be made without the prior approval by ordinary resolution of the shareholders of the Company in general meeting.

17.3
Rule 17.2 shall not apply to any alteration to or substitution of the Performance Condition or to any alteration or addition which is necessary or desirable in order to comply with or take account of the provisions of any proposed or existing legislation, law or other regulatory requirements or to take advantage of any changes in legislation, law or other regulatory requirements, or to obtain or maintain favourable taxation, exchange control or regulatory treatment of any Group Company or any Participant or to make minor amendments to benefit the administration of the Plan.

17.4	No alteration or addition shall be made under Rule 17.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

17.4.1	with the consent in writing of the Participant;

17.4.2	with the consent in writing of such number of Participants as hold Awards under the Plan in relation to 75 per cent. of the Shares subject to all Awards under the Plan; or

17.4.3	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and for the purpose of Rule 17.4.2 or 17.4.3 the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis.

17.5
The Board may, in respect of Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration, establish such plans or sub-plans based on the Plan but subject to such modifications as the Board determines to be necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of awards made under such plans or sub-plans are not overall more favourable than the terms of Awards made under the Plan and provided that awards made, and Shares issued, pursuant to such plans or sub-plans shall count towards the limits set out in Rules 2 (Plan limits) and 3.3 (Individual limit).

18.	DATA PROTECTION

18.1
From time to time the personal data of the Participant will be collected, used, stored, transferred and otherwise processed for the purposes described in Rule 18.2 and 18.3. The legal grounds for this processing will (depending on the nature and purpose of any specific instance of processing) be one of: (i) such processing being necessary for the purposes of the legitimate interests of the Company and each other Group Company in incentivising their officers and employees and operating the Plan; (ii) such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and (iii) such processing being necessary for the performance of the

British American Tobacco Performance Share Plan
contractual obligations arising under the Plan. The collection and processing of such personal data for such purposes is a contractual requirement of participation in the Plan.

18.2
The purposes for which personal data shall be processed as referred to in this Rule 19 shall be in order to allow the Company and any other relevant Group Companies to incentivise their officers and employees and to operate the Plan and to fulfil its or their obligations to the Participant under the Plan, and for other purposes relating to or which may become related to the Participant’s office or employment, the operation of the Plan or the business of the Group or to comply with legal obligations. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes as well as for the purposes of introducing and administering the Plan.

18.3	The personal data to be processed as referred to in this Rule 18 may be disclosed or transferred to, and/or processed by:

18.3.1	any professional advisors of any Group Company, HM Revenue & Customs or any other revenue, regulatory or governmental authorities;

18.3.2
a trustee of a Trust; any registrars, brokers, payroll provider or appointed in connection with any employee share or incentive plans operated by any Group Company; or any person appointed (whether by the Participant or any Group Company) to act as nominee on behalf of (or provide a similar service to) the Participant;

18.3.3
subject to appropriate confidentiality undertakings), any prospective purchasers of, and/or any person who obtains control of or acquires, the Company or the whole or part of the business of the Group; or

18.3.4	any Group Company and officers, employees or agents of such Group Company.

18.4
Further information in relation to the processing of personal data referred to in this Rule 18, including the details and identity of the data controller and of the Participant’s rights in respect of such personal data, is available in the Employee Data Protection Policy (or otherwise on request to the Company Secretary).

18.5
To the extent that the processing of personal data of a Participant referred to in this Rule 18 is subject to the laws or regulations of any jurisdiction that is not the United Kingdom or an EU member state and under which the legal grounds for processing described in Rule 18.1 do not provide a sufficient legal basis under such other laws or regulations for the processing referred to in Rule 18.1 to 18.3, by such processing for the purposes of such other laws or regulations (but shall not be deemed to consent to such processing for the purposes of the UK Data Protection Act 2018 or EU Regulation 2016/679).

18.6
In this Rule 18, “personal data” and “data controller” each have the meaning given in EU Regulation 2016/679 and “Employee Data Protection Policy” means such privacy policy or similar operated by any Group Company in relation to the processing of personal data as amended from time to time and as is applicable to the Participant.

19.	GENERAL

19.1
In the event of any discrepancy between these Rules in English and (i) any copy of these Rules translated into any other language; or (ii) any communications, notices or materials issued in connection with this Plan, these Rules in English shall prevail.

19.2
The Plan shall terminate on the 10th anniversary of the approval of the Plan by the shareholders of the Company in general meeting, or at any earlier time by resolution of the Board or an ordinary resolution of the shareholders in general meeting. Such termination shall be without prejudice to the subsisting rights of Participants.

19.3	Save as otherwise provided under the Plan:

19.3.1
Shares issued and allotted pursuant to the Plan will rank pari passu in all respects with the Shares then in issue at the date of such allotment, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

British American Tobacco Performance Share Plan
19.3.2
Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of transfer.

19.4
If and so long as the Shares are admitted to listing and/or for trading on any stock exchange or market, the Company shall apply for any Shares issued and allotted pursuant to the Plan to be so admitted as soon as practicable.

19.5
Any transfer of Shares under the Plan is subject to such consent, if any, of any authorities in any jurisdiction as may be required, and the Participant shall be responsible for complying with the requirements to obtain or obviate the necessity for such consents.

19.6
The terms of any individual’s office or employment with any past or present Group Company, and the rights and obligations of the individual thereunder, shall not be affected by his participation in the Plan and the Plan shall not form part of any contract of employment between the individual and any such company.

19.7	An Eligible Employee shall have no right to receive an Award under the Plan and participation in the Plan and the grant of any Award is at the discretion of the Company.

19.8
Participation in the Plan by, or the grant of any Award under it to, a Participant in any year does not create any right to or expectation of participation in the Plan or the grant of any Award in any future year, even if the Participant has previously participated in the Plan (or any similar plan) over a long period of time and/or if participation in the Plan and/or an Award under it (or any similar plan) has been granted (including repeatedly) without the relevant Group Company specifically expressing the voluntary and discretionary nature at the time of each such participation or Award.

19.9
By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group Company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Plan (including ceasing to be entitled to exercise any Option) as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board pursuant to a discretion contained in the Plan or the provisions of any statute or law relating to taxation.

19.10	Benefits under the Plan shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

19.11
The invalidity or non-enforceability of any provision or Rule of the Plan shall not affect the validity or enforceability of the remaining provisions and Rules of the Plan which shall continue in full force and effect.

19.12	These Rules shall be governed by and construed in accordance with English Law.

19.13	The English courts shall have exclusive jurisdiction to determine any dispute which may arise out of, or in connection with, the Plan.

British American Tobacco Performance Share Plan
APPENDIX 1: OPERATION OF CLAW-BACK

Claw-back prior to the transfer of Shares in respect of an Award (or “malus”)

1.
Where the Board determines (pursuant to Rule 14 (Claw-back)) that a Claw-back shall apply in respect of an Award prior to legal title to Shares having been transferred to the Participant pursuant to the Award (whether before or after vesting), the Claw-back shall be applied by:

a.
the Board reducing the number of Shares in respect of which the Award may vest or, in the case of an Option, be exercised (or after vesting by reducing the number of Shares legal title to which may be transferred pursuant to the Award) by up to the number of Shares determined by the Board to be the excess number of Shares in respect of which the Award was granted and/or is outstanding (and the Award shall lapse to the extent so reduced, which may be in full); and

b.
where an amount of cash has been paid or additional Shares have been transferred pursuant to Rule 10 (Dividend equivalent) in respect of such Award, the Board shall determine the amount of such dividend equivalent (whether in cash or in Shares) which relates to the Shares under the Award subject to the reduction under paragraph 1.a above (the “Excess Dividend”), which shall then be subject to the same provisions as a Post-Transfer Claw-back as provided for in paragraphs 2 and 4 below.  Where the Excess Dividend was delivered in the form of Shares, the value of the Excess Dividend shall be equal to the aggregate of the values which were converted into the relevant number of Shares.

Claw-back following the transfer of Shares in respect of an Award

2.
Where the Board determines (pursuant to Rule 14 (Claw-back)) that a Claw-back shall apply in respect of an Award following legal title to Shares having been transferred to the Participant pursuant to the Award (a “Post-Transfer Claw-back”), the Board shall determine:

a.	the excess number of Shares in respect of which the Award vested (the “Excess Shares”); and

b.
the aggregate Market Value of such Excess Shares (as determined by the Board) on the date on which the Award vested or, in the case of an Option, the date the Option was exercised (the “Equivalent Value”).

3.
In the case of a Post-Transfer Claw-back, any cash payment made or additional Shares transferred pursuant to Rule 10 (Dividend equivalent) in respect of such Award shall be subject to the Claw-back to the extent that the Board determines that such cash payment or Shares relate to the Excess Shares (the “Excess Dividend”).  Where the Excess Dividend was delivered in the form of Shares, the value of the Excess Dividend shall be equal to the aggregate of the values which were converted into the relevant number of Shares.

4.	A Post-Transfer Claw-back may be effected in such manner as may be determined by the Board, and notified to the Participant, including by any one or more of the following:

a.
by reducing the number of Shares and/or amount of cash in respect of which an Outstanding Award vests or may vest (or has vested, but in respect of which no Shares have yet been transferred or cash payment made), whether before or after the assessment of performance conditions in respect of such Outstanding Award, by the number of Excess Shares and/or the Equivalent Value and the Excess Dividend (and such Outstanding Award shall lapse to the extent so reduced);

b.
by setting-off against any amounts payable by any Group Company to the Participant an amount up to the Equivalent Value and the value of the Excess Dividend (including from any bonus payment which may otherwise become payable to the Participant); and/or

c.
by requiring the Participant to immediately transfer to the Company a number of Shares equal to the Excess Shares and the Excess Dividend or a cash amount equal to the Equivalent Value and the value of the Excess Dividend (which shall be an immediately payable debt due to the Company), provided that the Board may reduce the number of Excess Shares or the amount of the Equivalent Value and the Excess Dividend subject to the Claw-back in order to take account of any Tax Liability (as

British American Tobacco Performance Share Plan
defined in Rule 12 (Tax Liability)) which arose on the Excess Shares and/or Excess Dividend (howsoever delivered to the Participant).

5.
For the avoidance of doubt, nothing in Rule 14 (Clawback) or this Appendix shall in any way restrict a Participant from being able to transfer or otherwise deal in Shares acquired on vesting or exercise of an Award.

6.	In paragraph 4 above:

“Outstanding Award” means any other Award under the Plan, any award or option under any other Employees’ Share Scheme operated from time to time by any Group Company (other than any award or options granted under any arrangement which satisfies the provisions of Schedules 2 or 3, or (unless the terms of such arrangement state that shares acquired thereunder are subject to claw-back) 4 or 5, of the Income Tax (Earnings and Pensions) Act 2003), or any bonus award under any bonus scheme operated from time to time by any Group Company, in each case which is either held by the Participant at the time of a determination that a Claw-back shall be applied or which are granted to the Participant following such a determination; and

“vests” shall include shares or cash subject to an award becoming due to be transferred or paid, and in the case of an option, the option becoming exercisable.

British American Tobacco Performance Share Plan
APPENDIX 2: AWARDS GRANTED TO U.S. TAXPAYERS

1.	INTERPRETATION

1.1	This Appendix shall form part of the Rules of the Plan.

1.2	In this Appendix a reference to a “Paragraph” is to a paragraph of this Appendix and a reference to a “Rule” is to the Rule of the Plan.

1.3	Capitalized terms used in this Appendix that are not otherwise defined in this Appendix shall have the meanings set forth in the Rules.

2.	APPLICATION

2.1	The provisions of this Appendix shall apply to a Conditional Award or an Option that is held by any Participant while the Participant is a U.S. Taxpayer.

2.2	To the extent that any provision of this Appendix is inconsistent with any Rule of the Plan, such provision of this Appendix shall take precedence.

3.	EXERCISE OF BOARD DISCRETION UNDER THE RULES

3.1	The Board shall not exercise its discretion in connection with the operation of the Rules, including under Rule 7.2.4, in contradiction of this Appendix and, to the extent applicable, Code § 409A.

3.2
Notwithstanding Rule 6.6, if required to avoid 409A Penalties (as defined in paragraph 8 below), any such disciplinary action or investigations in respect of a U.S. Taxpayer shall not delay vesting.  Rule 14 (Claw-back) shall apply to any Award which vests to a Participant at any time at which a disciplinary action or investigation is ongoing under the disciplinary procedures applicable to the Participant should such procedures not be resolved in favour of the Participant.

4.	TREATMENT OF AWARDS TO U.S. TAXPAYERS

4.1
Rule 7.4.2 (Cessation prior to the Normal Vesting Date) shall not apply to Awards held by US Participants such that, to the extent that an Award becomes non-forfeitable prior to the Normal Vesting Date, no accelerated transfer of Shares to the US Participant shall occur and the Award shall vest as specifically provided by the Plan on the earliest of:

4.1.1	the Normal Vesting Date;

4.1.2	any date on which the Award vests pursuant to Rule 8 (Corporate Actions), subject to Paragraph 4.2 below; or

4.1.3	the U.S. Taxpayer’s death.

4.2	An Award held by a U.S. Taxpayer:

4.2.1
may only vest under Rule 8 (Corporate Actions) if the event falling within Rule 8 which would give rise to such vesting also constitutes a “change in the ownership of a corporation”, a “change in the effective control of a corporation”, or a “change in the ownership of a substantial portion of a corporation’s assets”, in each case, within the meaning of Code § 409A and the U.S. Treasury Regulations or other guidance issued thereunder; and

4.2.2	to the extent it does not vest by such time, shall lapse on any date on which an Option would lapse pursuant to Rule 8.2 to 8.5.

4.3	An Award that is an Option shall be deemed to be automatically exercised to the fullest extent permitted by the Rules on the date on which it vests pursuant to the Plan, as amended by this Appendix..

4.4	Any Shares in respect of which an Award (including an Option) vests shall be transferred to the U.S. Taxpayer within 60 days of vesting (or 90 days in the case of vesting on account of

British American Tobacco Performance Share Plan
the Participant’s death).  For avoidance of doubt, in no event may any Award vest other than the earliest to occur of

4.4.1	the Normal Vesting Date;

4.4.2	any date on which the Award vests pursuant to Rule 8 (Corporate Actions), subject to paragraph 4.2 above; or

4.4.3	the U.S. Taxpayer’s death.

5.	DIVIDEND EQUIVALENTS

5.1
Notwithstanding the payment provisions of Rule 10, the Board shall determine prior to the Grant Date and set forth in the notice provided under Rule 3.9 and the deed provided for under Rule 3.6, whether Dividend Equivalents are to be paid with respect to an Award to the U.S. Taxpayer.

5.2
In the event that Dividend Equivalents are to be paid with respect to an Award (other than an Award that is subject to a Holding Period), the Dividend Equivalents are to be paid on or within thirty (30) days following the date of the transfer of Shares with respect to such Award.

5.3	Where Dividend Equivalents are to be paid with respect to an Award which is subject to a Holding Period:

5.3.1
Dividend Equivalents with respect to the period from the Grant Date to the date on which the Holding Period commences shall be paid on or within thirty (30) days following the date on which the Holding Period of such Award commences; and

5.3.2
Dividend Equivalents with respect to the period after the date on which the Holding Period commences shall be paid on or within thirty (30) days following each dividend payment date (in respect of which the dividend record date falls prior to the Normal Vesting Date).

5.4
Except as set forth in this paragraph 5, all the terms of Rule 10 shall apply to Awards granted to U.S. Taxpayers, including the amount of Dividend Equivalents and whether such Dividend Equivalents are paid in cash or Shares.

6.	CASH ALTERNATIVE

6.1	If Shares cannot be delivered to a U.S. Taxpayer because of a Dealing Restriction, such Award shall instead be satisfied by the payment of a cash equivalent amount pursuant to Rule 11.

6.2
Any cash payment to which a U.S. Taxpayer may become entitled under Rule 11 with respect to an Award shall be paid to the U.S. Taxpayer at the same time as the transfer of Shares would otherwise have occurred.

7.	CODE § 409A EXEMPTION AND COMPLIANCE

7.1
Awards to which this Appendix applies are intended either to be subject to Code § 409A or comply with Code § 409A to avoid any additional taxes, penalties or interest thereunder and the provisions of this Appendix and the Plan, as it applies to such Awards shall be construed, interpreted and applied accordingly. Any provision in the Plan that is inconsistent with the requirements of Code § 409A shall not apply to Awards held by U.S. Taxpayers.

7.2
To the extent necessary, any references to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Code § 409A, and any reference to “disability” shall also be required to be a disability as determined under Code § 409A.

7.3	A U.S. Taxpayer shall not have the right to designate any payment date with respect to their Award.

7.4
In the event that a U.S. Taxpayer is deemed to be a “specified employee”, determined pursuant to identification methodology adopted by a Group Company in compliance with Code § 409A, and if any portion of the Shares or other payments to be received by such U.S. Taxpayer in respect of an Award upon separation from service would constitute a “deferral of compensation” subject to Code § 409A, then to the extent necessary to comply with Code § 409A, Shares or amounts that would otherwise be delivered or payable pursuant to this

British American Tobacco Performance Share Plan
Plan, as amended by this Appendix, during the six (6) month period immediately following the date of such U.S. Taxpayer’s separation from service shall instead be delivered or paid either (i) during the period commencing on the date that is six (6) months and one (1) day following the date of such U.S. Taxpayer’s separation from service and ending fifteen (15) days following the first business day of the seventh month after the date of such separation from service, provided that the U.S. Taxpayer shall not have the right to designate the delivery or payment date, or (ii) if earlier, as soon as practicable (and in any event within ninety (90) days) after the U.S. Taxpayer’s death.

7.5	Each Award hereunder, and each payment related to any Award, shall constitute a separate payment within the meaning of Treasury Regulation §1.409A-2(b)(2).

7.6
To the extent required to avoid 409A Penalties, any payment or transfer of Shares conditioned on a settlement agreement and where the period to return the executed and enforceable settlement agreement crosses two tax years, payment or transfer of Shares shall not be made until second such tax year.

8.	409A PENALTIES

In the event that the Board determines that the terms of this Plan (or any applicable deed or other agreement evidencing Awards) would subject any U.S. Taxpayer to taxes, interest or penalties under Code § 409A (“409A Penalties”), the Board shall have the right to adopt such amendments, policies or procedures (including with retrospective effect) or take any other action, as the Board determines is necessary or appropriate to either exempt such Award from the application of Code § 409A or to comply with the requirements of Code § 409A; provided, however, that in no event shall any Group Company be responsible for any 409A Penalties (or be required to indemnify or hold harmless any Participant with respect to 409A Penalties) that arise in connection with any Award granted under this Plan and the Participant shall be solely responsible for such 409A Penalties.

9.	SETTLEMENT

No Award subject to this Appendix shall be settled with Shares from a trust.

British American Tobacco Performance Share Plan
ADDENDUM I: AWARDS GRANTED TO RAI PARTICIPANTS

1.	APPLICATION

1.1
This Addendum sets out certain additional terms which currently apply in respect of Awards granted under the Plan to Participants who are employees of Reynolds American Inc. or a subsidiary of Reynolds American Inc. (collectively, “RAI” and such Participants, “RAI Participants”).

1.2
References in this Addendum to a “Rule” is to the Rule of the Plan. Capitalized terms used in this Addendum shall, save where otherwise defined herein, have the meaning given in the Rules. To the extent that any provision of this Addendum is inconsistent with any Rule of the Plan, such provision of this Addendum shall take precedence.

2.	MODIFICATION

2.1	The Board may at any time, and without notice to any person, add or alter or discontinue the terms of this Addendum in any respect without prior notice to any Participant.

3.	TERMS

Disability

3.1
With respect to RAI Participants, the reference to “disability” in Rule 7.2 (Reasons for cessation where Awards remain capable of vesting) shall mean that the RAI Participant has become eligible for and is in receipt of benefits under RAI’s Long-Term Disability Plan. RAI shall establish such policies, procedures, rules and guidelines as it determines to be appropriate to administer the preceding sentence.

4.	SETTLEMENT

4.1
Awards granted to RAI Participants may, at the discretion of the Board, be satisfied by the transfer of British American Tobacco p.l.c. American Depositary Shares, and references in the Plan (including any Appendix, Schedule or Addendum thereto) to “Shares” shall be read accordingly.

4.2	No Award subject to this Addendum shall be settled with Shares from a trust.

British American Tobacco 2025 Performance Share Plan
Performance Condition
SCHEDULE 1: PERFORMANCE CONDITIONS

SCHEDULE 1A
PERFORMANCE CONDITION APPLICABLE TO AWARDS GRANTED
IN 2025
TO PARTICIPANTS OTHER THAN EXECUTIVE DIRECTORS

1.	Subject to the Rules, the extent to which the Shares in respect of which an Award is granted (the “Award Shares”) may vest shall be determined:

a.	as to 20% of the Award Shares, by reference to the performance target based on Total Shareholder Return specified in paragraph 3 below;

b.	as to 25% of the Award Shares, by reference to the performance target based on Earnings per Share specified in paragraph 4 below;

c.	as to 20% of the Award Shares, by reference to the performance target based on the Operating Cash Flow Conversion Ratio specified in paragraph 5 below;

d.	as to 10% of the Award Shares, by reference to the performance target based on Smokeless Revenue / Total Revenue specified in paragraph 6 below;

e.	as to 10% of the Award Shares, by reference to the performance target based on New Categories Contribution Margin specified in paragraph 7 below; and

f.	as to 15% of the Award Shares, by reference to the performance target based on Return on Capital Employed specified in paragraph 8 below.

2.	The Performance Period for Awards granted in 2025 shall commence on 1 January 2025 and end on 31 December 2027.

3.	TSR Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 3 (the “TSR Target”) depends upon the Company’s Total Shareholder Return over the Performance Period relative to the Total Shareholder Return of the Comparator Group:

Ranked position of the Company’s TSR against the relevant comparator companies	% of the Award Shares which vest pursuant to this TSR Target
Upper quartile or above	20%
Between upper quartile and median	Pro-rata between 20% and 4%
Median	4%
Below median	0%

British American Tobacco 2025 Performance Share Plan
Performance Condition
b.	For the purpose of this TSR Target:

i.	The Comparator Group shall comprise the following companies:

Altria Group	PepsiCo Inc
Anheuser-Busch InBev	Pernod Ricard
Carlsberg A/S	Philip Morris International
Coca Cola	Procter & Gamble
Diageo	Reckitt Benckiser
Heineken	Unilever
Imperial Brands
Japan Tobacco

ii.	The Total Shareholder Return of the Company and each of the relevant comparator companies over the relevant Performance Period (expressed as a percentage) shall be computed as follows:

[	{	(	TSR[3]	)	^ 1/3	}	- 1	]	× 100
TSR[0]

Where:

TSR[0] =
the average return index of the relevant companies as calculated by Datastream (or other such data provider as determined by the Board) (excluding Saturdays and Sundays) in the three months preceding the beginning of the Performance Period; and

TSR[3] =	the average return index (calculated in the same manner as for TSR0) in the 3 months preceding the end of the Performance Period.

iii.	Unless the Board determines otherwise, the Total Shareholder Return for the Company and each of the relevant comparator companies shall be calculated on a local currency basis.

iv.
The Company and the companies in the Comparator Group shall be ranked by the resulting Total Shareholder Return figures, with the company with the highest figure having the highest ranking, and median and upper quartile performance shall be determined on such basis as the Board, acting reasonably, may specify from time to time.

British American Tobacco 2025 Performance Share Plan
Performance Condition
4.	Earnings per Share

a.
The performance target in this paragraph 4 (the “EPS Target”) operates by calculating the compound annual growth in adjusted diluted earnings per share (unless the Board determines that an alternative definition of earnings per share is more appropriate) for the Company, measured at constant rates of exchange.

b.	The percentage of the Award Shares which may vest pursuant to the EPS Target depends upon the compound annual growth in adjusted diluted earnings per share over the Performance Period, as follows:

Compound annual growth rate in adjusted diluted EPS (measured at constant rates of exchange) over the Performance Period	% of the Award Shares which vest pursuant to the EPS Target
7% pa or greater	25%
Between 7% pa and 3% pa	Pro-rata between 25% and 5%
3% pa	5%
Less than 3% pa	0%

c.
Subject to paragraph d below, for the purposes of this EPS Target, compound annual growth in adjusted diluted earnings per share over the Performance Period (expressed as a percentage) is calculated as follows:

[	{	(	E3)	^ 1/3	}	- 1	]	× 100
E0

Where:

E0 =	adjusted diluted earnings per share of the Company in the Financial Year immediately preceding the Financial Year in which the Performance Period begins (being “Year 0”); and

E3 =	adjusted diluted earnings per share of the Company in the final Financial Year of the Performance Period (being “Year 3”),

measured at constant rates of exchange for which purpose the value of E0 and E3 shall be taken as index values, with the value for E0 being the base index value (representing adjusted diluted earnings per share in Year 0), with the purpose of such index being to reflect changes over the Performance Period in adjusted diluted earnings per share of the Company as measured on a constant currency basis, and E3 being taken as the value of such index for Year 3.

d.
Provided that if the Board determines that a measurement of earnings per share other than adjusted diluted earnings per share is more appropriate the calculation shall be on that other basis and this paragraph 4 shall apply accordingly.

British American Tobacco 2025 Performance Share Plan
Performance Condition
5.	Operating Cash Flow Conversion Ratio Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 5 (the “Operating Cash Flow Conversion Ratio Target”) depends upon the Company’s average Operating Cash Flow as a percentage of Adjusted Operating Profit over the Performance Period:

Average Operating Cash Flow Conversion Ratio over the Performance Period	% of the Award Shares which vest pursuant to the Operating Cash Flow Conversion Ratio Target
99% or above	20%
Between 99% and 94%	Pro-rata between 20% and 4%
94%	4%
Less than 94% of Adjusted Operating Profit	0%

b.	For the purpose of this Operating Cash Flow Conversion Ratio Target:

i.
the “Average Operating Cash Flow Conversion Ratio” is the aggregate of the Operating Cash Flow Conversion Ratios for each Financial Year in the Performance Period, divided by the number of Financial Years in the Performance Period; and

ii.	the “Operating Cash Flow Conversion Ratio” for a Financial Year (expressed as a percentage) is calculated as follows:

(	Operating Cash Flow	)	× 100
Adjusted Operating Profit

Where:

“Operating Cash Flow” in respect of a Financial Year is the adjusted profit from operations (excluding associates) plus depreciation, amortisation and impairment, plus other non-cash items, less the increase / (decrease) in working capital, less net capital expenditure, in each case for such Financial Year.  All of these items are excluding costs and movements relating to restructuring and integration in the Financial Year; and

“Adjusted Operating Profit” in respect of a Financial Year is derived by excluding the adjusting items from the profit from operations for such Financial Year. Adjusting items include restructuring and integration costs, amortisation and impairment of trademarks and similar intangibles, a gain on deemed partial disposal of a trademark and a payment and release of a provision relating to non-tobacco litigation.

For the purpose of this Operating Cash Flow Conversion Ratio Target, Operating Cash Flow and Adjusted Operating Profit are calculated at current rates of exchange, unless the Board determines otherwise.

British American Tobacco 2025 Performance Share Plan
Performance Condition
6.	Smokeless Revenue / Total Revenue Ratio Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 6 (the “Smokeless Revenue / Total Revenue Ratio Target”) depends upon the Company’s Smokeless Revenue as a percentage of the Company’s Total Revenue in the final year of the Performance Period:

Smokeless Revenue / Total Revenue Ratio at the end of the Performance Period	% of the Award Shares which vest pursuant to this Smokeless Revenue / Total Revenue Ratio Target
24% or above	10%
Between 24% and 21%	Pro-rata between 10% and 2%
21%	2%
Less than 21%	0%

b.	For the purpose of this Smokeless Revenue / Total Revenue Ratio Target, the “Smokeless Revenue / Total Revenue Ratio” (expressed as a percentage) is calculated as follows:

(	Smokeless Revenue	)	× 100
Total Revenue

Where:

“Smokeless Revenue” is the aggregate revenue delivered from New Categories, traditional oral and beyond nicotine in respect of the 2027 Financial Year as calculated in accordance with the Group’s accounting practices; and

“Total Revenue” means the total revenue as generated by the Group in respect of the 2027 Financial Year as calculated in accordance with the Group’s accounting practices.

For the purpose of this Smokeless Revenue / Total Revenue Ratio Target, Smokeless Revenue and Total Revenue are calculated at current rates of exchange, unless the Board determines otherwise.

British American Tobacco 2025 Performance Share Plan
Performance Condition
7.	New Categories Contribution Margin Target

a.
The performance target in this paragraph 7 (the “NC CM Target”) operates by measuring the New Categories Contribution over the New Categories Revenue of the Company, measured at constant rates of exchange.

b.	The percentage of the Award Shares which may vest pursuant to this NC CM Target depends upon the NC CM of the Company in the final year of the Performance Period as follows:

NC CM of the Company at the end of the Performance Period	% of the Award Shares which vest pursuant to this NC CM Target
25% or above	10%
Between 25% and 20%	Pro-rata between 10% and 2%
20%	2%
Less than 20%	0%

c.	For the purpose of this NC CM Target, NC CM (expressed as a percentage) is calculated as follows:

(	New Categories Contribution	)	× 100 = NC CM
New Categories revenue

Where:

“New Categories Contribution” is defined as the contribution to profit or loss from New Categories after deduction of directly attributable costs (primarily costs of goods sold and brand support expenditure) and proportionally allocated shared costs (marketing overheads and R&D) in respect of the 2027 Financial Year. It is stated before the allocation or deduction of administrative overheads and other income and expenses, which are deemed as not category specific; and

“New Categories revenue” is the net turnover of New Categories in respect of the 2027 Financial Year as reported externally.

British American Tobacco 2025 Performance Share Plan
Performance Condition
8.	Return on Capital Employed Target

a.	The performance target in this paragraph 8 (the “ROCE Target”) operates by calculating the ROCE of the Company, measured at current rates of exchange on an adjusted basis.

b.	The percentage of the Award Shares which may vest pursuant to this ROCE Target depends upon the Company’s average ROCE growth over the Performance Period as follows:

Average ROCE over the Performance Period	% of the Award Shares which vest pursuant to this ROCE Target
0.8% pa or above	15%
Between 0.8% pa and 0.6% pa	Pro-rata between 15% pa and 3% pa
0.6% pa	3% pa
Less than 0.6% pa	0%

c.	For the purposes of this ROCE Target, the Company’s average ROCE growth is calculated as follows:

Average ROCE Growth =	[ROCE[3] – ROCE2]+ [ROCE[2] - ROCE1]+ [ROCE[1]- ROCE0]
3

Where:

ROCE[n] =
profit from operations, excluding adjusting items and including dividends received from associates and joint ventures divided by average total assets less current liabilities in the nth Financial Year of the Performance Period. Profit from operations and average total assets less current liabilities for a Financial Year shall be calculated by reference to the figures at the start and end of each Financial Year, as calculated in accordance with the Group’s accounting practices.

British American Tobacco 2025 Performance Share Plan
Performance Condition
9.	Interpretation

a.	In this Schedule:

“current rates of exchange” means exchange rates applied for each year relevant to a given calculation based on the average exchange rate in that year; and

“constant rates of exchange” means exchange rates applied based on a re-translation, at prior year exchange rates, of the current year information, in order that the same exchange rates are applied for each year relevant to a given calculation.

b.	“New Categories” comprises vapour, hp and modern oral.

c.	References in this Schedule 1A to a paragraph are to a paragraph of this Schedule 1A.

d.	Unless otherwise defined in the Plan or in this Schedule 1A, terms used in this Schedule 1A should be interpreted in accordance with the Company’s accounting practices.

10.	Adjustment to vesting outcome

a.
After the performance targets in paragraphs 3 to 8 have been assessed, the Board may make such adjustment to the percentage of Shares of the Award Shares that vest pursuant to one or more of such performance targets to ensure a fair result for both the Participants and shareholders.

b.
An adjustment pursuant to this paragraph 10 may be either positive (but, for the avoidance of doubt, not so that the percentage of the Award Shares which vests pursuant to any one of the performance targets in paragraphs 3 to 8 exceeds the maximum percentage of the Award Shares which may vest pursuant to that performance target, as set out in paragraph 1) or negative (including reducing the percentage of Awards Shares which vest to nil).  For the avoidance of doubt, where the Board makes any adjustment pursuant to this paragraph 10 the percentage of Award Shares to be transferred shall be the percentage as adjusted by the Board notwithstanding the outcome of the performance targets as set out in paragraphs 3 to 8.

c.	For the avoidance of doubt, vesting outcomes are subject to any forfeiture or reduction of Awards pursuant to Rule 14 (Claw-back).

11.	Adjustments to performance targets

a.	In the event of:

i.	a change to the accounting standards of the Company or similar event;

ii.	any events which affect any of the companies comprised in the Comparator Group (such as a merger or de-listing);

iii.
any variation of capital of the Company or a demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Board, affect the current or future value of the Company’s shares; or

iv.	any other similar event the Board considers relevant which may unduly affect the calculation of the performance targets set out in paragraphs 3 to 8,

the Board may make such adjustments to the terms of this Performance Condition as it determines appropriate to reflect such event with the intention of ensuring that this Performance Condition continues to assess the performance of the Company on a consistent basis over the Performance Period.

b.	This Performance Condition may be amended in accordance with Rule 5.4 of the Plan.

British American Tobacco 2025 Performance Share Plan
Performance Condition
SCHEDULE 1B

PERFORMANCE CONDITION APPLICABLE TO AWARDS GRANTED
IN 2025

FOR EXECUTIVE DIRECTORS OF THE COMPANY

1.	Subject to the Rules, the extent to which the Shares in respect of which an Award is granted (the “Award Shares”) may vest shall be determined:

a.	as to 20% of the Award Shares, by reference to the performance target based on Total Shareholder Return specified in paragraph 3 below;

b.	as to 25% of the Award Shares, by reference to the performance target based on Earnings per Share specified in paragraph 4 below;

c.	as to 20% of the Award Shares, by reference to the performance target based on the Operating Cash Flow Conversion Ratio specified in paragraph 5 below;

d.	as to 10% of the Award Shares, by reference to the performance target based on Smokeless Revenue / Total Revenue specified in paragraph 6 below;

e.	as to 10% of the Award Shares, by reference to the performance target based on New Categories Contribution Margin specified in paragraph 7 below; and

f.	as to 15% of the Award Shares, by reference to the performance target based on Return on Capital Employed specified in paragraph 8 below.

2.	The Performance Period for Awards granted in 2025 shall commence on 1 January 2025 and end on 31 December 2027.

3.	TSR Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 3 (the “TSR Target”) depends upon the Company’s Total Shareholder Return over the Performance Period relative to the Total Shareholder Return of the Comparator Group:

Ranked position of the Company’s TSR against the relevant comparator companies	% of the Award Shares which vest pursuant to this TSR Target
Upper quartile or above	20%
Between upper quartile and median	Pro-rata between 20% and 3%
Median	3%
Below median	0%

British American Tobacco 2025 Performance Share Plan
Performance Condition
b.	For the purpose of this TSR Target:

i.	The Comparator Group shall comprise the following companies:

Altria Group	PepsiCo Inc
Anheuser-Busch InBev	Pernod Ricard
Carlsberg A/S	Philip Morris International
Coca Cola	Procter & Gamble
Diageo	Reckitt Benckiser
Heineken	Unilever
Imperial Brands
Japan Tobacco

ii.	The Total Shareholder Return of the Company and each of the relevant comparator companies over the relevant Performance Period (expressed as a percentage) shall be computed as follows:

[	{	(	TSR[3]	)	^ 1/3	}	- 1	]	× 100
TSR[0]

Where:

TSR[0] =
the average return index of the relevant companies as calculated by Datastream (or other such data provider as determined by the Board) (excluding Saturdays and Sundays) in the three months preceding the beginning of the Performance Period; and

TSR[3] =	the average return index (calculated in the same manner as for TSR0) in the 3 months preceding the end of the Performance Period.

iii.	Unless the Board determines otherwise, the Total Shareholder Return for the Company and each of the relevant comparator companies shall be calculated on a local currency basis.

iv.
The Company and the companies in the Comparator Group shall be ranked by the resulting Total Shareholder Return figures, with the company with the highest figure having the highest ranking, and median and upper quartile performance shall be determined on such basis as the Board, acting reasonably, may specify from time to time.

British American Tobacco 2025 Performance Share Plan
Performance Condition
4.	Earnings per Share

a.
The performance target in this paragraph 4 (the “EPS Target”) operates by calculating the compound annual growth in adjusted diluted earnings per share (unless the Board determines that an alternative definition of earnings per share is more appropriate) for the Company, measured at constant rates of exchange.

b.	The percentage of the Award Shares which may vest pursuant to the EPS Target depends upon the compound annual growth in adjusted diluted earnings per share over the Performance Period, as follows:

Compound annual growth rate in adjusted diluted EPS (measured at constant rates of exchange) over the Performance Period	% of the Award Shares which vest pursuant to the EPS Target
7% pa or greater	25%
Between 7% pa and 3% pa	Pro-rata between 25% and 3.75%
3% pa	3.75%
Less than 3% pa	0%

c.
Subject to paragraph d below, for the purposes of this EPS Target, compound annual growth in adjusted diluted earnings per share over the Performance Period (expressed as a percentage) is calculated as follows:

[	{	(	E3)	^ 1/3	}	- 1	]	× 100
E0

Where:

E0 =	adjusted diluted earnings per share of the Company in the Financial Year immediately preceding the Financial Year in which the Performance Period begins (being “Year 0”); and

E3 =	adjusted diluted earnings per share of the Company in the final Financial Year of the Performance Period (being “Year 3”),

measured at constant rates of exchange for which purpose the value of E0 and E3 shall be taken as index values, with the value for E0 being the base index value (representing adjusted diluted earnings per share in Year 0), with the purpose of such index being to reflect changes over the Performance Period in adjusted diluted earnings per share of the Company as measured on a constant currency basis, and E3 being taken as the value of such index for Year 3.

d.
Provided that if the Board determines that a measurement of earnings per share other than adjusted diluted earnings per share is more appropriate the calculation shall be on that other basis and this paragraph 4 shall apply accordingly.

British American Tobacco 2025 Performance Share Plan
Performance Condition
5.	Operating Cash Flow Conversion Ratio Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 5 (the “Operating Cash Flow Conversion Ratio Target”) depends upon the Company’s average Operating Cash Flow as a percentage of Adjusted Operating Profit over the Performance Period:

Average Operating Cash Flow Conversion Ratio over the Performance Period	% of the Award Shares which vest pursuant to the Operating Cash Flow Conversion Ratio Target
99% or above	20%
Between 99% and 94%	Pro-rata between 20% and 3%
94%	3%
Less than 94% of Adjusted Operating Profit	0%

b.	For the purpose of this Operating Cash Flow Conversion Ratio Target:

i.
the “Average Operating Cash Flow Conversion Ratio” is the aggregate of the Operating Cash Flow Conversion Ratios for each Financial Year in the Performance Period, divided by the number of Financial Years in the Performance Period; and

ii.	the “Operating Cash Flow Conversion Ratio” for a Financial Year (expressed as a percentage) is calculated as follows:

(	Operating Cash Flow	)	× 100
Adjusted Operating Profit

Where:

“Operating Cash Flow” in respect of a Financial Year is the adjusted profit from operations (excluding associates) plus depreciation, amortisation and impairment, plus other non-cash items, less the increase / (decrease) in working capital, less net capital expenditure, in each case for such Financial Year.  All of these items are excluding costs and movements relating to restructuring and integration in the Financial Year; and

“Adjusted Operating Profit” in respect of a Financial Year is derived by excluding the adjusting items from the profit from operations for such Financial Year. Adjusting items include restructuring and integration costs, amortisation and impairment of trademarks and similar intangibles, a gain on deemed partial disposal of a trademark and a payment and release of a provision relating to non-tobacco litigation.

For the purpose of this Operating Cash Flow Conversion Ratio Target, Operating Cash Flow and Adjusted Operating Profit are calculated at current rates of exchange, unless the Board determines otherwise.

British American Tobacco 2025 Performance Share Plan
Performance Condition
6.	Smokeless Revenue / Total Revenue Ratio Target

a.
The percentage of the Award Shares which may vest pursuant to the performance target in this paragraph 6 (the “Smokeless Revenue / Total Revenue Ratio Target”) depends upon the Company’s Smokeless Revenue as a percentage of the Company’s Total Revenue in the final year of the Performance Period:

Smokeless Revenue / Total Revenue Ratio at the end of the Performance Period	% of the Award Shares which vest pursuant to this Smokeless Revenue / Total Revenue Ratio Target
24% or above	10%
Between 24% and 21%	Pro-rata between 10% and 1.5%
21%	1.5%
Less than 21%	0%

b.	For the purpose of this Smokeless Revenue / Total Revenue Ratio Target, the “Smokeless Revenue / Total Revenue Ratio” (expressed as a percentage) is calculated as follows:

(	Smokeless Revenue	)	× 100
Total Revenue

Where:

“Smokeless Revenue” is the aggregate revenue delivered from New Categories, traditional oral and beyond nicotine in respect of the 2027 Financial Year as calculated in accordance with the Group’s accounting practices; and

“Total Revenue” means the total revenue as generated by the Group in respect of the 2027 Financial Year as calculated in accordance with the Group’s accounting practices.

For the purpose of this Smokeless Revenue / Total Revenue Ratio Target, Smokeless Revenue and Total Revenue are calculated at current rates of exchange, unless the Board determines otherwise.

British American Tobacco 2025 Performance Share Plan
Performance Condition
7.	New Categories Contribution Margin Target

a.
The performance target in this paragraph 7 (the “NC CM Target”) operates by measuring the New Categories Contribution over the New Categories Revenue of the Company, measured at constant rates of exchange.

b.	The percentage of the Award Shares which may vest pursuant to this NC CM Target depends upon the NC CM of the Company in the final year of the Performance Period as follows:

NC CM of the Company at the end of the Performance Period	% of the Award Shares which vest pursuant to this NC CM Target
25% or above	10%
Between 25% and 20%	Pro-rata between 10% and 1.5%
20%	1.5%
Less than 20%	0%

c.	For the purpose of this NC CM Target, NC CM (expressed as a percentage) is calculated as follows:

(	New Categories Contribution	)	× 100 = NC CM
New Categories revenue

Where:

“New Categories Contribution” is defined as the contribution to profit or loss from New Categories after deduction of directly attributable costs (primarily costs of goods sold and brand support expenditure) and proportionally allocated shared costs (marketing overheads and R&D) in respect of the 2027 Financial Year. It is stated before the allocation or deduction of administrative overheads and other income and expenses, which are deemed as not category specific; and

“New Categories revenue” is the net turnover of New Categories in respect of the 2027 Financial Year as reported externally.

British American Tobacco 2025 Performance Share Plan
Performance Condition
8.	Return on Capital Employed Target

a.	The performance target in this paragraph 8 (the “ROCE Target”) operates by calculating the ROCE of the Company, measured at current rates of exchange on an adjusted basis.

b.	The percentage of the Award Shares which may vest pursuant to this ROCE Target depends upon the Company’s average ROCE growth over the Performance Period as follows:

Average ROCE growth over the Performance Period	% of the Award Shares which vest pursuant to this ROCE Target
0.8% pa or above	15%
Between 0.8% pa and 0.6% pa	Pro-rata between 15% pa and 2.25% pa
0.6% pa	2.25% pa
Less than 0.6% pa	0%

c.	For the purposes of this ROCE Target, the Company’s average ROCE growth is calculated as follows:

Average ROCE Growth =	[ROCE[3] – ROCE2]+ [ROCE[2] - ROCE1]+ [ROCE[1]- ROCE0]
3

Where:

ROCE[n] =
profit from operations, excluding adjusting items and including dividends received from associates and joint ventures divided by average total assets less current liabilities in the nth Financial Year of the Performance Period. Profit from operations and average total assets less current liabilities for a Financial Year shall be calculated by reference to the figures at the start and end of each Financial Year, as calculated in accordance with the Group’s accounting practices.

British American Tobacco 2025 Performance Share Plan
Performance Condition
9.	Interpretation

a.	In this Schedule:

“current rates of exchange” means exchange rates applied for each year relevant to a given calculation based on the average exchange rate in that year; and

“constant rates of exchange” means exchange rates applied based on a re-translation, at prior year exchange rates, of the current year information, in order that the same exchange rates are applied for each year relevant to a given calculation.

b.	“New Categories” comprises vapour, hp and modern oral.

c.	References in this Schedule 1B to a paragraph are to a paragraph of this Schedule 1B.

d.	Unless otherwise defined in the Plan or in this Schedule 1B, terms used in this Schedule 1B should be interpreted in accordance with the Company’s accounting practices.

10.	Adjustment to vesting outcome

a.
After the performance targets in paragraphs 3 to 8 have been assessed, the Board may make such adjustment to the percentage of Shares of the Award Shares that vest pursuant to one or more of such performance targets to ensure a fair result for both the Participants and shareholders.

b.
An adjustment pursuant to this paragraph 10 may be either positive (but, for the avoidance of doubt, not so that the percentage of the Award Shares which vests pursuant to any one of the performance targets in paragraphs 3 to 8 exceeds the maximum percentage of the Award Shares which may vest pursuant to that performance target, as set out in paragraph 1) or negative (including reducing the percentage of Awards Shares which vest to nil).  For the avoidance of doubt, where the Board makes any adjustment pursuant to this paragraph 10 the percentage of Award Shares to be transferred shall be the percentage as adjusted by the Board notwithstanding the outcome of the performance targets as set out in paragraphs 3 to 8.

c.	For the avoidance of doubt, vesting outcomes are subject to any forfeiture or reduction of Awards pursuant to Rule 14 (Claw-back).

11.	Adjustments to performance targets

a.	In the event of:

i.	a change to the accounting standards of the Company or similar event;

ii.	any events which affect any of the companies comprised in the Comparator Group (such as a merger or de-listing);

iii.
any variation of capital of the Company or a demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Board, affect the current or future value of the Company’s shares; or

iv.	any other similar event the Board considers relevant which may unduly affect the calculation of the performance targets set out in paragraphs 3 to 8,

the Board may make such adjustments to the terms of this Performance Condition as it determines appropriate to reflect such event with the intention of ensuring that this Performance Condition continues to assess the performance of the Company on a consistent basis over the Performance Period.

This Performance Condition may be amended in accordance with Rule 5.4 of the Plan.